UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2015

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

______________

Maryland	333-136110	20-5188065
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below in Items 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 13, 2015, GTJ REIT, Inc., a Maryland corporation and owner/operator of certain commercial properties in New York, New Jersey, and Connecticut (“GTJ REIT”) completed the acquisition of six properties (approximately 681,754 square feet) in Piscataway, New Jersey (together with such properties, the “Borrowers”). The aggregate purchase price for the properties acquired was $63.77 million in cash, subject to certain adjustments typical in such real estate transactions. The purchase price was funded from a combination of $25.5 million from the net proceeds of the most recently completed refinancing of GTJ REIT’s property portfolio (as described in the Current Report on Form 8-K filed with the SEC on February 23, 2015) and the remaining $39.1 million – from a cross-collateralized mortgage (the “AllState Loan”) from AllState Life Insurance Company, AllState Life Insurance Company of New York, and American Heritage Life Insurance Company (together, the “Mortgagees”), as discussed below. The closing costs relating to this acquisition were approximately $0.8 million.

The AllState Loan is evidenced by certain Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated as of March 13, 2015 (the “AllState Agreement”). The AllState Agreement contemplates a 10-year secured term loan in a principal amount of $39.1 million. During the first 3 years of the term of the loan, it requires interest only payments at the rate of 4% per annum; following such period until the loan matures on April 1, 2025 – interests payments based on a 30-year amortization schedule. Subject to certain conditions, the Borrowers may prepay the outstanding loan amount in whole on or after March 1, 2017, by providing advance notice of prepayment to the Mortgagees and remitting a prepayment premium equal to the greater of 1% of the then outstanding principal amount of the Notes or the yield maintenance payment, as set forth in the Notes. The Borrowers’ obligations to pay the principal, interest and other amounts under the AllState Loan are evidenced by the promissory notes executed in connection with the AllState Agreement (the “Notes”). The Notes are secured by mortgages encumbering all six acquired properties. In the event of default, the initial rate of interest on the Notes will increase to 9% per annum compounded monthly. The Note contains other terms and provisions that are customary for instruments of this nature. The AllState Agreement includes representations, warranties, covenants and other provisions customary for agreements of this nature. It also includes customary events of default, including monetary and performance defaults, defaults in the events of bankruptcy, insolvency, dissolution, or subordinate loans, among others. Upon the occurrence of an event of default, the Mortgagees may avail themselves of various customary remedies under the AllState Agreement and other agreements executed in connection therewith or applicable law. The parties also entered into several side agreements and instruments including, without limitation, the Nonrecourse Exception Indemnity and Guaranty Agreement, the Tenant Improvement and Leasing Commission Reserve and Security Agreement, to facilitate the foregoing transaction.

The foregoing description of the AllState Agreement, the Notes and other agreements and instruments in connection therewith does not purport to be complete and are qualified in their entirety by reference to such agreements and instruments, copies of which will be included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Properties Acquired.

Since it is not practicable to provide the required financial statements for the acquired real properties described in Item 2.01 at the time of the filing of this Current Report, the Company hereby confirms that it will file the required financial statements on or before May 26, 2015, by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

Since it is not practicable to provide the required financial statements for the acquired real properties described in Item 2.01 at the time of the filing of this Current Report, the Company hereby confirms that it will file the required financial statements on or before May 26, 2015, by amendment to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GTJ REIT, Inc. By: /s/ Louis Sheinker Louis Sheinker, President and COO

Date:  March 17, 2015